EXHIBIT 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation, (480) 606-3337 Financial Dynamics, Investor Relations Jim Byers (investors), (415) 439-4504 Christopher Katis (media), (415) 439-4518

For immediate release

RURAL/METRO ANNOUNCES 2003 RESULTS

SCOTTSDALE, Ariz. (Oct. 14, 2003) – Rural /Metro Corporation (NASDAQ: RUREC) announced today the filing of its Annual Report on Form 10-K for the fiscal year ended June 30, 2003. The Company also filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2003.

For fiscal 2003, the company reported net revenue of $520.5 million, net income of $9.0 million, and earnings per share of $0.33, after the accretion of preferred stock. By comparison, the company reported net revenue of $489.0 million, net loss of $48.2 million, and net loss per share of $3.17 for fiscal 2002. The improvement in net results between years is primarily attributable to the $12.5 million gain on the sale of the company’s Latin American operations that occurred in the first quarter of fiscal 2003 as well as the inclusion in fiscal 2002 of a $49.5 million cumulative effect charge relating to the adoption of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” as of the beginning of fiscal 2002.

As previously announced, the company identified the need to restate its consolidated financial statements for fiscal years prior to 2003, to adjust its accounts receivable and the related provisions for discounts applicable to Medicare, Medicaid and other third-party payers and for doubtful accounts. The amounts outlined in the preceding paragraph with respect to fiscal 2002 include the applicable restatement adjustments.

Additionally, during the fourth quarter of fiscal 2003, the company adopted Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). FIN 46 requires that variable interest entities or VIEs be consolidated by the primary beneficiary, as that term is defined in FIN 46. The company determined that its investment in San Diego Medical Services Enterprise, LLC (SDMSE), the entity formed with respect to its public/private alliance with the City of San Diego, meets the definition of a VIE and that the company is the primary beneficiary. Accordingly, the company’s investment in SDMSE should be consolidated under FIN 46. The company had previously accounted for its investment in SDMSE using the equity method. While consolidation of SDMSE did not impact the company’s previously reported net income (loss) or stockholders deficit, its prior year financial statements have been restated for comparative purposes as allowed by FIN 46.

Today’s filing of the 2003 10-K and the Form 10-Q for the three months ended March 31, 2003 returned the company to full compliance with The NASDAQ Stock Market’s regulatory filing requirement for continued listing. The Forms 10-K and 10-Q will be available online at the company’s website, www.ruralmetro.com, or through the Securities and Exchange Commission website at www.sec.gov.

Rural/Metro Corporation is a leading national provider of emergency and non-emergency medical transportation, fire protection, and other safety services in 24 states and more than 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

Except for historical information herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company’s ability to collect its accounts receivable, sustain operating cash flows, secure new contracts, retain existing contracts, improve earnings and operating margins, further enhance the efficiency of the collection process, effectively manage collateral requirements and costs related to its insurance coverage, and remain in compliance with the terms and conditions of its credit facility. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2003 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.